Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 (the “Registration Statement”) of our reports dated April 14, 2016 and December 18, 2015, respectively, relating to the financial statements and financial highlights of John Hancock International Core Fund, a series of John Hancock Funds III, and John Hancock Disciplined Value International Fund, a series of John Hancock Investment Trust, appearing in the February 29, 2016 and October 31, 2015 Annual Reports to Shareholders, respectively. We also consent to the references to us under the headings “Experts” and “Exhibit A- Form of Agreement and Plan of Reorganization” in the Proxy Statement/Prospectus and “Information Incorporated by Reference” in the Statement of Additional Information, which constitute parts of the Registration Statement.

We hereby also consent to the incorporation by reference in the Statement of Additional Information, which constitutes part of this Registration Statement, our reports dated April 14, 2016 and December 18, respectively, relating to the financial statements and financial highlights appearing in the February 29, 2016 Annual Report to Shareholders of John Hancock International Core Fund, a series of John Hancock Funds III, and in the October 31, 2015 Annual Report to Shareholders of John Hancock Disciplined Value International Fund, a series of John Hancock Investment Trust. We also consent to the references to us under the heading “Financial Highlights” and “Independent Registered Public Accounting Firm” in the July 1, 2015 Prospectus and Statement of Additional Information of John Hancock International Core Fund and in the March 1, 2015 Prospectus and Statement of Additional Information of John Hancock Disciplined Value International Fund.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

July 15, 2016